Exhibit 99.1
October 09, 2025

Elastic Announces $500 Million Share Repurchase Program

SAN FRANCISCO – Elastic (NYSE: ESTC), the Search AI Company, today announced that its Board of Directors has approved a share repurchase program under which the Company is authorized to repurchase up to $500 million of the Company’s outstanding ordinary shares from time to time. The repurchase program does not have an expiration date.

“Our share repurchase program reflects the Board and management team’s confidence in the strength of Elastic’s business, strategy and execution,” said Navam Welihinda, Chief Financial Officer of Elastic. “Through our disciplined capital allocation approach and strong balance sheet, we are well-positioned to continue investing in our business while delivering value to our shareholders.”

The timing and amount of shares repurchased will depend on the share price, business and market conditions, and other factors. Share repurchases under the repurchase program may be made in the open market, in privately negotiated transactions, or by other methods. The repurchase program may be modified, suspended or terminated at any time.

About Elastic
Elastic (NYSE: ESTC), the Search AI Company, integrates its deep expertise in search technology with artificial intelligence to help everyone transform all of their data into answers, actions, and outcomes. Elastic's Search AI Platform — the foundation for its search, observability, and security solutions — is used by thousands of companies, including more than 50% of the Fortune 500. Learn more at elastic.co.

Elastic and associated marks are trademarks or registered trademarks of Elastic N.V. and its subsidiaries. All other company and product names may be trademarks of their respective owners.

Forward-Looking Statements
This press release contains forward-looking statements that involve substantial risks and uncertainties, which include, but are not limited to, statements relating to the amount, timing and execution of, and other details about repurchases under the repurchase program.
Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including but not limited to risks and uncertainties related to the future conduct and growth of Elastic’s business and the markets in which Elastic operates and the market in which Elastic’s ordinary shares trade. Any additional or unforeseen effects from the evolving macroeconomic and geopolitical environments may exacerbate these risks. Risks and uncertainties that could cause actual outcomes and results to differ materially from those expressed or implied in our forward-looking statements are included in our filings with the Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended April 30, 2025 and subsequent quarterly and current reports filed with the SEC. SEC filings are available on the Investor Relations section of Elastic’s website at ir.elastic.co and the SEC’s website at www.sec.gov. Elastic assumes no obligation to, and does not currently intend to, update any such forward-looking statements, except as required by law.
Contact Information

Eric Prengel
Elastic Investor Relations
ir@elastic.co

Alexia Russell
Elastic PR
PR-team@elastic.co